Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc. William Hergenhan, Chief Financial Officer (503) 643-9500
Ashton Partners Jason Golz (415) 869-5766

METRO ONE OBTAINS RELEASE OF $1.7 MILLION FROM

RESTRICTED CASH BALANCE

PORTLAND, Oregon – September 5, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced that $1.7 million of restricted cash has been transferred to its general operating account and it now has full access to these funds.

The Company had outstanding a $4.7 million letter of credit related to its workers’ compensation program which was secured by a certificate of deposit for the same amount that is recorded as restricted cash.  The Company had requested a reduction in the amount based on lower than expected workers’ compensation claims for prior periods.  In August 2007, the benefactor of the letter of credit agreed to a reduction from $4.7 million to $3 million.  The result of this reduction is an increase of $1.7 million in Metro One’s unrestricted cash balance.

“This increase in our available cash balance, together with the proceeds of our recent financing transaction, will permit us to aggressively pursue new and additional sources of revenues and otherwise move forward with our business plan,” said Gary E. Henry, president and chief executive officer of Metro One.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance® and other information services.  The Company operates call centers located in the United States.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s filings with the Securities and Exchange Commission, including recent filings of Forms 10-K and 10-Q.  The forward-looking statements should be considered in light of these risks and uncertainties.